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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                                 Netflix, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                   644110L106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 644110L106
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Ekipo B.V.
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [X]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        The Netherlands
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power
                                   2,060,776 shares
      Shares
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power
                                   No shares
     Owned by
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power
                                   2,060,776 shares
     Reporting
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power
                                   No shares

--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person
        2,060,776 shares

--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)
        9.3%

--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)
        CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP NO. 644110L106
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Maria C. van der Sluijs-Plantz
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [X]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        The Netherlands
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power
                                   2,060,776 shares
      Shares
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power
                                   No shares
     Owned by
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power
                                   2,060,776 shares
     Reporting
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power
                                   No shares

--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person
        2,060,776 shares

--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)
        9.3%

--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)
        IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP NO. 644110L106
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Gestion Mobiliere, Patrimoniale et Immobiliere SA
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [X]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        Belgium
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power
                                   2,060,776 shares
      Shares
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power
                                   No shares
     Owned by
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power
                                   2,060,776 shares
     Reporting
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power
                                   No shares

--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person
        2,060,776 shares

--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)
        9.3%

--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)
        CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP NO. 644110L106
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Fimeris SA
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [X]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        Luxemburg
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power
                                   2,060,776 shares
      Shares
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power
                                   No shares
     Owned by
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power
                                   2,060,776 shares
     Reporting
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power
                                   No shares

--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person
        2,060,776 shares

--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)
        9.3%

--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)
        CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP NO. 644110L106
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Westley International SA
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [X]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        Luxemburg
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power
                                   2,060,776 shares
      Shares
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power
                                   No shares
     Owned by
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power
                                   2,060,776 shares
     Reporting
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power
                                   No shares

--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person
        2,060,776 shares

--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)
        9.3%

--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)
        CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP NO. 644110L106
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Aristide Boucicaud SAS
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [X]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        France
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power
                                   2,060,776 shares
      Shares
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power
                                   No shares
     Owned by
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power
                                   2,060,776 shares
     Reporting
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power
                                   No shares

--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person
        2,060,776 shares

--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)
        9.3%

--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)
        CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP NO. 644110L106
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Financiere Agache SA
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [X]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        France
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power
                                   2,060,776 shares
      Shares
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power
                                   No shares
     Owned by
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power
                                   2,060,776 shares
     Reporting
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power
                                   No shares

--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person
        2,060,776 shares

--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)
        9.3%

--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)
        CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP NO. 644110L106
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Montaigne Finance SA
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [X]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        France
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power
                                   2,060,776 shares
      Shares
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power
                                   No shares
     Owned by
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power
                                   2,060,776 shares
     Reporting
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power
                                   No shares

--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person
        2,060,776 shares

--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)
        9.3%

--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)
        CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP NO. 644110L106
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Montaigne Participations & Gestion SA
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [X]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        France
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power
                                   2,060,776 shares
      Shares
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power
                                   No shares
     Owned by
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power
                                   2,060,776 shares
     Reporting
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power
                                   No shares

--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person
        2,060,776 shares

--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)
        9.3%

--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)
        CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP NO. 644110L106
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Bernard Arnault
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [X]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        France
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power
                                   2,060,776 shares
      Shares
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power
                                   No shares
     Owned by
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power
                                   2,060,776 shares
     Reporting
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power
                                   No shares

--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person
        2,060,776 shares

--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)
        9.3%

--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)
        IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP NO. 644110L106
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Groupe Arnault SAS
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [X]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        France
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power
                                   2,060,776 shares
      Shares
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power
                                   No shares
     Owned by
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power
                                   2,060,776 shares
     Reporting
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power
                                   No shares

--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person
        2,060,776 shares

--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)
        9.3%

--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)
        CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

            STATEMENT CONTAINING INFORMATION REQUIRED BY SCHEDULE 13G


ITEM 1.

         (a)      NAME OF ISSUER

                  Netflix, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  970 University Avenue
                  Los Gatos, California 95032

ITEM 2.

         (a)      NAME OF PERSON FILING

                  This Statement on Schedule 13G is filed, pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934, as amended, by Ekipo B.V. ("Ekipo"). Maria van der Sluijs-Plantz ("MP") is the sole managing director of Ekipo, which is 100% owned by Gestion Mobiliere, Patrimoniale et Immobiliere SA ("GMPI"). Fimeris SA ("Fimeris") is the majority shareholder of GMPI, and is 100% owned by Westley International SA ("WI"). WI is 100% owned by Aristide Boucicaud SAS ("AB"), which is 100% owned by Financiere Agache SA ("FA"). Montaigne Finance SA ("MF") is a majority shareholder of FA, and is 99.99% owned by Montaigne Participations & Gestion SA ("MPG"). MPG is owned more than 50%, directly or inherently, by Groupe Arnault SAS ("GA"), over which Bernard Arnault ("BA") has voting and investment control. BA and MP disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein.

                  Attached as Exhibit 1 is a copy of an agreement between the filing persons (as specified above) that this Schedule 13G is being filed on behalf of each of them.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  Ekipo; MP:  Locatellikade 1, 1076 AZ Amsterdam, The
                  Netherlands
                  GMPI: 102, rue Waelhem -- B -- 1030 Brussels, Belgium Fimeris; WI: 24-28, rue Goethe -- L -- 1637 Luxemburg
                  AB:  5 rue de Babylone, 75007 Paris, France
                  FA:  11 rue Francois 1er, 75008 Paris, France
                  MF; MPG; GA; BA:  41 avenue Montaigne, 75008 Paris, France

         (c)      CITIZENSHIP

                  Ekipo; MP:  The Netherlands
                  GMPI:  Belgium
                  Fimeris; WI:  Luxemburg
                  AB; FA; MF; MPG; GA; BA: France

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock, $0.001 par value

         (e)      CUSIP NUMBER

                  64110L106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) / / Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

         (b) / /  Bank as defined in Section 3(a)(6) of the Act (15
                  U.S.C. 78c);

         (c) / / Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

         (d) / / Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

         (e) / / An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

         (f) / / An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

         (g) / / A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

         (h) / / A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) / /  Group, in accordance with Section
                  240.13d-1(b)(1)(ii)(J).

         N/A

ITEM 4.  OWNERSHIP

         See rows 5-9 and 11 of the cover pages.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: |_|

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
         ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Date:  April 2, 2003

EKIPO B.V.                                              FINANCIERE AGACHE SA

   /s/ Maria C. van der Sluijs-Plantz                        /s/ Denis Dalibot
--------------------------------------------            --------------------------------------------
By:      Maria C. van der Sluijs-Plantz                 By:      Denis Dalibot
Title:   Managing Director                              Title:   Deputy Managing Director

GESTION MOBILIERE, PATRIMONIALE ET                      MONTAIGNE FINANCE SA
IMMOBILIERE SA
                                                             /s/ Denis Dalibot
      /s/  Freddy De Greef                              --------------------------------------------
                                                        By:      Denis Dalibot
--------------------------------------------            Title:   Chief Executive Officer
By:      Freddy De Greef
Title:   Managing Director

FIMERIS SA                                              MONTAIGNE PARTICIPATIONS & GESTION SA

      /s/  Freddy De Greef                                  /s/ Nicolas Bazire
--------------------------------------------            --------------------------------------------
By:      Freddy De Greef                                By:      Nicolas Bazire
Title:   Managing Director                              Title:   Deputy Managing Director


WESTLEY INTERNATIONAL SA                                GROUPE ARNAULT SAS

      /s/  Freddy De Greef                                  /s/ Nicolas Bazire
--------------------------------------------            --------------------------------------------
By:      Freddy De Greef
Title:   Managing Director                              By:      Nicolas Bazire
                                                        Title:   Executive Committee Member

ARISTIDE BOUCICAUD SAS                                  BERNARD ARNAULT

By:  Financiere Agache SA                                    /s/ Denis Dalibot
                                                        --------------------------------------------
                                                        By:      Denis Dalibot
              /s/ Denis Dalibot                         Title:   Attorney in fact
         -----------------------------------
         By:      Denis Dalibot
         Title:   Deputy Managing Director

                                                        MARIA C. VAN DER SLUIJS-PLANTZ

                                                           /s/ Maria C. van der Sluijs-Plantz
                                                        -------------------------------------